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Exhibit 10.1

                               RADISYS CORPORATION
                           5445 NE DAWSON CREEK DRIVE
                               HILLSBORO, OR 97124

                                  June 3, 2002

                            PERSONAL AND CONFIDENTIAL


Mr. Glenford J. Myers
3260 NW 112th Place
Portland, OR  97229

      Re:    Agreement

Dear Glen:

      This letter (the "Agreement") describes the compensation that RadiSys Corporation ("RadiSys" or the "Company") will pay you in exchange for your compliance with the noncompetition and nonsolicitation provisions in paragraph 2 of this Agreement.

      1. Compensation and Benefits. If you sign the enclosed copy of this Agreement and the other conditions stated in paragraph 3, below, have been satisfied, RadiSys will provide you with the following benefits:

            1.1 The sum of $516,785, payable one day following the date the conditions described in the first sentence of paragraph 3 are satisfied.

            1.2 All of the outstanding stock options you received as an employee of the Company will continue in full force and effect, and continue to vest, until they expire in accordance with their terms. At that time you will have an additional 30 days within which to exercise your vested options and any unexercised options will expire at the end of those 30 days. This paragraph does not apply to options you would receive as compensation as a director, which options are subject to the same terms and conditions as apply to the other directors. You understand all Incentive Stock Options you hold will automatically convert to NonQualified Stock Options.

      2. Non-Solicitation and Non-Competition.

            2.1 Except as specified in the remainder of this paragraph, you agree that you will not, at any time prior to June 15, 2004, directly or indirectly (by yourself or in
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conjunction with any other person, company or organization), proactively recruit away from RadiSys any employee. However, in the circumstance where any RadiSys employee contacts you regarding possible employment the following shall instead apply. With the employee's permission, you will notify the RadiSys CEO at least seven days prior to extending an offer of employment to the employee. If you cannot obtain the employee's permission, you agree not to extend an offer of employment. If the RadiSys CEO notifies you within five days that there is critical work in which the RadiSys employee is involved, you and the RadiSys CEO will exert your best efforts to manage the transition to minimize the impact on RadiSys' critical project.

            2.2 You further agree that you will not, without the written consent of RadiSys, at any time prior to June 15, 2004, directly or indirectly, accept employment or a consulting engagement with, or become an officer or director of, any existing company that RadiSys considers to be a competitor of the Company. Those companies listed in the "Competition" section of the latest RadiSys 10-K, any business within Intel that makes products similar to the RadiSys products, and any other company that you join where you are involved in creating a business competitive to RadiSys are "competitors". You specifically acknowledge and agree that the terms of this provision are reasonable in every respect and, in particular, because of the competitive and specialized nature of the Company's business, that the geographic scope is worldwide. These provisions are in addition to your fiduciary responsibilities as a director of RadiSys to avoid conflicts of interest. Until June 15, 2004, you agree to inform the Company if you accept employment or a consulting engagement with, or become an officer or director of, any entity that could reasonably be considered a competitor, so that you and RadiSys can discuss whether the entity is considered to be a competitor.

            2.3 RadiSys agrees that a company incorporated by you is not a competitor, provided that none of the companies considered "competitors" under paragraph 2.2 have a controlling interest. This designation of "not a competitor" applies to any employment agreements of any current or previous RadiSys employees. You agree to notify RadiSys if you start up any company before June 15, 2004.

            2.4 The above provisions are to be enforced to the extent permitted by applicable law. You agree that if any court of competent jurisdiction finds that any of the above provisions are unreasonable as to territory, scope and/or duration, the above provisions will remain valid for the territory, scope and/or duration found by such court to be reasonable.

            2.5 You acknowledge that breach of the provisions in paragraph 2.1 and 2.2 will cause irreparable harm to the Company and if you fail to abide by these obligations, the Company will be entitled to specific performance, including immediate issuance of a temporary restraining order or preliminary injunction enforcing the above restrictions, to judgment for damages caused by your breach, and to other remedies



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provided by applicable law. The rights and duties of the Company and you, respectively, under this Agreement are in addition to, and not in lieu of, those rights and duties afforded to and imposed upon you and the Company by law or at equity.


      3. Other Conditions. Before the Company is obligated to pay you the compensation and benefits described in paragraph 1, (a) you must have signed the Release of Claims (the "Release") that is Exhibit A to the February 8, 2000 Executive Severance Agreement (the "Severance Agreement") and was given to you on May 2, 2002, the day before your employment was terminated, and (b) the seven-day revocation period must have expired without you revoking the Release.

      4. Term and Termination

            4.1 This Agreement will commence on the date of this Agreement and will end on June 15, 2004, except for the provisions of paragraph 1.2, which continue until your outstanding options expire.

            4.2 The Company may terminate this Agreement if you fail to comply with the provisions of the Employee Confidential Information and Inventions Agreement you signed on April 25, 1987 (the "Employee Agreement"), the Severance Agreement (except for the provisions of Section 8 of the Severance Agreement requiring you to resign as a member of the board of directors of RadiSys), the Release or paragraph 2, above, by giving you written notice of that failure and, if the failure is curable, 5 business days to cure the failure.

      5. Miscellaneous.

            5.1 This Agreement contains the entire agreement between you and RadiSys concerning the subject matters discussed in this Agreement and supersedes any other discussions, agreements, representations or warranties of any kind, whether written or oral about such subject matter, except for the Employee Agreement, the Severance Agreement or the Release, but including the drafts of the Consulting and Separation Agreement previously presented to you in May 2002. Any modification of this Agreement will be effective only if in writing and signed by each party or its duly authorized representative. If for any reason any provision of this Agreement is held invalid in whole or in part, the invalidity will not affect the remainder of this Agreement. This Agreement is solely for the benefit of you and the Company, and there are no third party beneficiaries of this Agreement.

            5.2 The rights and obligations of the parties under this Agreement will in all respects be governed by the laws of the state of Oregon, and any claim relating to this Agreement will be brought only in the state or federal courts of Oregon.

            5.3 Your employment terminated on May 3, 2002 and therefore you are not currently an employee of the Company. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the


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Company and you. You will be responsible for payment of, and will indemnify and hold the Company harmless with respect to, all local, state and federal taxes and assessments associated with or resulting from the payments received by you under this Agreement, including any interest and penalties.

      6. Certain Attorneys' Fees. Upon satisfaction of the other conditions specified in paragraph 3, and within 30 days after the date of the invoices you provide to the Company, RadiSys will pay the actual and reasonable attorneys' fees, not to exceed $20,000, of Susan M. Hammer, Attorney at Law and Tonkon Torp LLP you incurred in connection with the negotiation of this Agreement.

      The compensation described in this Agreement is in addition to the $509,521 plus estimated COBRA payments for 12 months compensation paid or due to you under the Severance Agreement when you comply with the terms of the Severance Agreement. You agree to waive the 45-day consideration period under the Severance Agreement.

      To reflect your voluntary acceptance and agreement with these terms, please sign and return the enclosed copy of this Agreement, and the signed Release, on or before June 17, 2002.

                                       Sincerely,

                                       RADISYS CORPORATION

                                       By: /s/ CARL W. NEUN
                                           -------------------------------------
                                           Carl W. Neun
                                           Acting Chairman of the Board

ACKNOWLEDGMENT AND AGREEMENT:

I have read this Agreement and voluntarily enter into this Agreement after careful consideration.

/s/ GLENFORD J. MYERS                      June 4, 2002
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Glenford J. Myers                          Date


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